Exhibit 99

Magnum Announces Initial Launch of Cryogenic Crumb Rubber Production Facility in Magog, Canada

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Magnum D’Or Resources, Inc. (OTCBB: MDOR) (Magnum) announces initial roll out phase for its first Cryogenic Crumb Rubber production plant in North America. The new production facility will have direct access to the railway and will include a TPE extension to produce end products. The overall project has an estimated value of $51,000,000.00 USD.

Joseph Glusic, President of MDOR, stated, “I’m very excited to announce our joint efforts with Canadian official and General Director Ghyslain Goulet of CLD de la MRC de Memphrémagog. Magnum has been granted 400,000 square feet (10acres) of land, with the option of immediate expansion, in the new industrial park in Magog for the production of rubber and rubber powders at our new Facility. We are currently under review and in discussions with officials for a variety of Federal and Provincial funding and assistance.”

The new facility will have a production line for both nuggets and buffings to fulfill new and existing orders. Magnum will also produce rubber powders, EPDM powders, EPDM compounds, thermoplastics, and thermoplastics elastomers at the plant.

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Magnum is currently in negotiations with Federal and provincial governing bodies for funding that includes: grants, project funding, and financial assistance offered by the Ville de Magog and other government programs offered by both the Quebec and Canadian governments. Magnum will be provided with technical support at each stage of the industrial project, including availability to set up a local committee to support the different stages of the venture. This group may include people from the Town of Magog, the Local Employment Center (CLE), and the Centre local de développement (CLD). The resources developed through this group will allow Magnum to obtain maximum support at each step of development that includes: permitting, facility construction, employment of qualified manpower, or developing relations with the various municipal services.

Magog is well known as a rubber and plastics epicenter that sits in the Estrie region and in the MRC Memphrémagog. It benefits from an exceptional geographic location since it is situated on the Canadian-American border. The location provides quick access to several markets, such as Québec, Canada and the United States. The Interstate 91 leads directly into the states of Vermont and New Hampshire and is close to the states of Maine, Massachusetts and New York.

Mr. Ghyslain Goulet
General Director
CLD de la MRC de Memphremagog

www.cldmemphremagog.com

Magnum, with its new technology and through licensing rights, owns a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China.

Magnum is rapidly expanding to become a Global Leader in the Recycling industry, by providing: Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Recycling Equipment Supplies for producing high quality raw materials.

Safe Harbor Statement under the Private Securities Litigation Reform Act Of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
mdor@magnumresources.net
www.magnumresources.net